UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 23, 2026 (February 22, 2026)

VERIS RESIDENTIAL, INC.

(Exact name of registrant as specified in its charter)

Commission file number 1-13274

Maryland	22-3305147
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Harborside 3, 210 Hudson St., Ste. 400

Jersey City, New Jersey 07311

(Address of principal executive offices)

(732) 590-1010

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

VERIS RESIDENTIAL, L.P.

(Exact name of registrant as specified in its charter)

Commission file number 333-57103

Delaware	22-3315804
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Harborside 3, 210 Hudson St., Ste. 400

Jersey City, New Jersey 07311

(Address of principal executive offices)

(732) 590-1010

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	VRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 23, 2026, Veris Residential, Inc., a Maryland corporation (the “Company” or “Veris”), and the general partner of Veris Residential, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Company Partnership”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, AC Residential Acquisition LP, a Delaware limited partnership (“Parent”), AC Residential REIT LLC, a Delaware limited liability company (“Merger Sub I”), AC Residential OP LP, a Delaware limited partnership (“Merger Sub II”, together with Merger Sub I, the “Merger Subs”), and the Company Partnership, pursuant to which, upon the terms and subject to the conditions set forth therein, (i) the Company will merge with and into Merger Sub I (the “Merger”), with Merger Sub I continuing as the surviving entity in the Merger as a direct wholly owned subsidiary of Parent (the “Surviving Entity”), and (ii) Merger Sub II will merge with and into the Company Partnership (the “Partnership Merger” and, together with the Merger, the “Mergers”), with the Company Partnership continuing as the surviving partnership in the Partnership Merger. One or more affiliates of GIC Real Estate Inc. and Affinius Capital Advisors LLC (collectively, the “Sponsors”) will directly and/or indirectly invest in Parent. Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

The board of directors of the Company (the “Board”) has unanimously determined that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable, and in the best interests of the Company and its stockholders, and has approved and declared advisable the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. The Board has also recommended that the Company’s stockholders vote to approve the Merger and the other transactions contemplated by the Merger Agreement.

The Mergers

Pursuant to the Merger Agreement:

•	at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (the “Shares” and each a “Share”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by (i) Parent or Merger Sub I or any of their respective Subsidiaries and (ii) any direct or indirect wholly owned Subsidiary of the Company, if any) will be converted into the right to receive $19.00 per Share in cash, without interest thereon (the “Merger Consideration”), cease to be outstanding and shall automatically be cancelled and cease to exist.

•	at the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), (a) each outstanding common unit of the Company Partnership (each, a “Common Unit”) (other than Common Units owned by (x) Parent, Merger Sub II or any of their respective Subsidiaries and (y) the Surviving Entity) will be converted into the right to receive the Merger Consideration and (b) each outstanding 3.5% Series A-1 preferred limited partnership unit of the Company Partnership (each, a “Preferred Unit”) (other than Preferred Units owned by (x) Parent, Merger Sub II or any of their respective Subsidiaries and (y) the Surviving Entity) will be converted into the right to receive the Preferred Unit Merger Consideration as set forth in the Merger Agreement. The Company Partnership also agreed to deliver to the holders of vested Company LTIP Units an LTIP Unit Forced Conversion Notice not less than ten (10) and no more than sixty (60) days prior to the LTIP Unit Conversion Date.

No dissenters’ or appraisal rights are available with respect to the Mergers or the other transactions contemplated by the Merger Agreement.

Treatment of Equity Awards

At the Effective Time, each outstanding equity award of the Company will be treated as follows:

•	Each outstanding option to purchase Shares (each, a “Company Stock Option”) granted under the Company’s equity plans (the “Company Equity Plans”), whether vested or unvested, will become fully vested and will be cancelled and converted into the right to receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share underlying such Company Stock Option and (ii) the number of Shares underlying such Company Stock Option immediately prior to the Effective Time.

•	Each outstanding time-based restricted stock unit granted under the Company Equity Plans (each, a “Company RSU”) will become fully vested and be cancelled and converted into the right to receive an amount in cash equal to (A) the product of (i) the Merger Consideration and (ii) the number of Shares underlying such Company RSU immediately prior to the Effective Time, plus (B) all accumulated but unpaid dividend equivalent rights with respect to such Company RSU.

•	Each outstanding performance-based restricted stock unit (each, a “Company PRSU”) granted under the Company equity plans will be cancelled and converted into the right to receive an amount in cash equal to (A) the product of (i) the Merger Consideration and (ii) the number of Shares underlying such Company PRSU immediately prior to the Effective Time, as determined by the Board prior to closing based on the achievement of the greater of target and actual performance (or in the case of 2026 executive awards, based on the achievement of maximum performance), plus (B) all accumulated but unpaid dividend equivalent rights with respect to such Company PRSUs that are determined to be vested.

•	Each outstanding outperformance restricted stock unit (each, a “Company OPRSU”) granted under the Company equity plans will be cancelled and converted into the right to receive an amount in cash equal to (A) the product of (i) the Merger Consideration and (ii) the number of Shares underlying such Company OPRSU, as applicable, immediately prior to the Effective Time, as determined by the Board prior to closing based on actual performance (or in the case of 2026 executive awards, based on the achievement of maximum performance), plus (B) all accumulated but unpaid dividend equivalent rights with respect to such Company OPRSUs that are determined to be vested.

•	Each outstanding share of restricted stock granted under the Company Equity Plans (each, “Restricted Stock”) will become fully vested and be cancelled and converted into the right to receive (A) the Merger Consideration plus (B) all accumulated but unpaid dividends with respect to such Restricted Stock.

•	Each outstanding deferred stock unit that is held in an account under the Company’s Deferred Compensation Plan for Directors will be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the Company, the Company Partnership, Parent and the Merger Subs, generally subject to customary materiality qualifiers. The representations and warranties of the parties contained in the Merger Agreement will terminate and be of no further force and effect as of the closing of the transactions contemplated by the Merger Agreement. The representations and warranties made by the Company are qualified by disclosures made in disclosure schedules and its Securities and Exchange Commission (“SEC”) filings.

Covenants

The Merger Agreement contains covenants of the parties customary for a transaction of this type, including, among other things, covenants not to solicit alternative transactions during a certain period or to provide information or enter into discussions in connection with alternative transactions, subject to certain exceptions described below and to allow the Board to exercise its duties in accordance with the Merger Agreement.

During the period beginning on the date of the Merger Agreement and until the earlier of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, each of the Company and the Company Partnership will be subject to customary “no-shop” restrictions on its ability to, among other things, solicit, initiate, knowingly encourage or knowingly facilitate any alternative acquisition proposals from third parties, participate in discussions or negotiations with such third parties regarding such alternative acquisition proposals or provide nonpublic information to such third parties. In addition, the Company has agreed that, subject to certain exception, the Board will not withdraw its recommendation that the Company’s stockholders vote to approve the Merger and the other transactions contemplated by the Merger Agreement.

The Company has agreed that it will not make, declare, set aside or pay any dividends other than the regular quarterly cash dividends for the fiscal quarter ending March 31, 2026, on the Shares in an amount not to exceed $0.08 per Share. In addition, the Company may make dividends necessary to preserve its tax status as a real estate investment trust, and any such dividends would result in offsetting decreases to the Merger Consideration and the Common Unit Merger Consideration.

Conditions to Closing

The parties’ respective obligations to consummate the Merger are subject to the satisfaction or waiver of customary conditions set forth in the Merger Agreement, including, among others: (i) the approval of the Merger and the other transactions contemplated by the Merger Agreement by the holders of a majority of the outstanding Shares, (ii) the absence of any law or governmental order from any governmental entity of competent jurisdiction prohibiting the Mergers, (iii) no Company Material Adverse Effect having occurred since the signing of the Merger Agreement and (iv) certain other customary conditions relating to the parties’ representations and warranties in the Merger Agreement and the performance of their respective obligations.

Termination

The Merger Agreement contains certain customary termination rights for the Company and Parent, including (i) the right of the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, subject to specified limitations and requirements, and (ii) the right of Parent to terminate the Merger Agreement if the Board changes its recommendation that the Company’s stockholders vote to approve the Merger and the other transactions contemplated by the Merger Agreement. In addition to the foregoing termination rights and certain other termination rights set forth in the Merger Agreement, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by August 23, 2026 (the “Termination Date”). The Company additionally has the ability to terminate the Merger Agreement if all of Parent’s and Merger Subs’ conditions to closing have been satisfied or waived, Parent fails to consummate the Mergers on the date on which the Closing should have occurred, the Company has irrevocably confirmed in writing to Parent that all conditions to the Company’s obligation to close have been satisfied or waived and the Company and the Company Partnership are ready, willing and able to consummate the Closing on the date of such written notice and throughout the immediately subsequent three (3) business day period and Parent fails to consummate the Mergers within three (3) business days following receipt of such written notice.

Upon termination of the Merger Agreement under specified circumstances, including if (a) Parent terminates the Merger Agreement because the Board has changed its recommendation that the Company’s stockholders vote in favor of the Merger, (b) the Company terminates the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, or (c) within the twelve (12) months following certain specified events of termination, the Company enters into a definitive agreement providing for the implementation of any Acquisition Proposal or any Acquisition Proposal is consummated, the Company will be required to pay to Parent, within two (2) business days after such termination in the case of clause (a), or concurrently with such termination in the case of clause (b), or upon the consummation of such Acquisition Proposal (or entry into a definitive agreement in respect thereof) in the case of clause (c), a termination fee of $60 million (the “Company Termination Fee”).

Parent will be required to pay or cause to be paid to the Company a termination fee equal to $140 million (the “Parent Termination Fee”), if the Merger Agreement is terminated under specified circumstances, including if the Company terminates the Merger Agreement because of either (A) a failure of Parent to consummate the Mergers when required to or (B) Parent’s or Merger Subs’ uncured breach of the Merger Agreement such that certain of the Company’s conditions to the Closing would not be satisfied. The maximum aggregate liability of Parent and the Merger Subs for monetary losses, damages, costs or expenses in connection with the Merger Agreement, the Equity Commitment Letters and the transactions contemplated by the Merger Agreement will not exceed, subject to certain exceptions, $140 million, plus (i) amounts payable by Parent in connection with the Company’s cooperation with the Debt Financing and certain actions related to the Company’s existing indebtedness and (ii) any Recovery Costs.

The foregoing description of the Merger Agreement and the transactions contemplated thereby, including the Mergers, is only a summary does not purport to be complete, and is subject to and is qualified in its entirety by the terms and conditions of the Merger Agreement and any related agreements. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Merger Agreement has been filed herewith to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any other party to the Merger Agreement or any related agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the Merger Agreement is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and their respective affiliates and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the SEC.

Equity Commitment Letters

Concurrently with the execution of the Merger Agreement, Parent has delivered to the Company fully executed Equity Commitment Letters relating to the commitment of each Sponsor, severally and not jointly, to invest, or cause to be invested, directly or indirectly, in the equity capital of Parent the amount set forth in each Sponsor’s respective Equity Commitment Letter, solely for the purpose of funding the payment of the applicable portion of the aggregate Merger Consideration, the Common Unit Merger Consideration and the Preferred Unit Merger Consideration and all other amounts payable pursuant to the Merger Agreement, including any related fees, costs and expenses. In addition, each Equity Commitment Letter provides a guarantee in respect of Parent’s payment obligations with respect to certain fees, costs and expenses under the Merger Agreement.

Each Equity Commitment Letter provides that the Company is an express third-party beneficiary of the Equity Commitment Letters for the purpose of enforcing each Sponsor’s equity commitment thereunder.

The funding of such equity commitments is subject to the satisfaction of customary closing conditions.

Debt Commitment Letter

Concurrently with the execution of the Merger Agreement, Parent directly or indirectly obtained an executed debt commitment letter pursuant to which the lenders party thereto have committed, subject to the terms, conditions precedent and special reserves provisions contained in such letter, to provide debt financing in the amounts set forth therein, to enable Parent to consummate the Mergers and make certain payments required under and in connection with the Merger Agreement.

Support Agreement

Concurrently with the execution of the Merger Agreement on February 23, 2026, Parent entered into a Support Agreement (the “Support Agreement”) with funds managed by Bow Street LLC (collectively, the “Supporting Stockholder”) with respect to Shares owned of record or beneficially by the Supporting Stockholder, representing 5.6% of the outstanding shares (collectively, the “Subject Shares”). The Support Agreement provides, among other things and on the terms and subject to the conditions thereof, that the Supporting Stockholder will vote all of its Subject Shares in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement.

In addition, the Supporting Stockholder has agreed not to take certain actions, including (i) tendering, agreeing to tender or permitting to be tendered any of the Subject Securities (as defined in the Support Agreement) in response to or otherwise in connection with any tender or exchange offer, (ii) transferring (or causing or permitting the transfer of) any Subject Securities (subject to certain exceptions), or (iii) depositing the Subject Shares in a voting trust or enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to Subject Shares, or (iv) taking any other action with respect to any of such Supporting Stockholder’s Subject Securities that would in any way prevent, interfere with or impair the performance of the Supporting Stockholder’s obligations under the Support Agreement.

The Support Agreement will terminate upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) with respect to the Supporting Stockholder, the election of the Supporting Stockholder in its sole discretion to terminate the Support Agreement (x) following a Change in Recommendation prior to the time the Company Requisite Vote is obtained or (y) in the event that the Merger Agreement is amended, modified or supplemented in a manner that (i) decreases the Merger Consideration payable to the Supporting Stockholder (other than any such decrease in accordance with the Merger Agreement) or (ii) changes the form of the Merger Consideration payable to the Supporting Stockholder; and (d) with respect to the Supporting Stockholder, the termination of the Support Agreement by written agreement of each of Parent and the Supporting Stockholder.

Rollover Agreement

Concurrently with the execution of the Merger Agreement on February 23, 2026, Parent entered into a Rollover and Contribution Agreement (the “Rollover Agreement”) with certain members of the Mack family (the “Rollover Holders”), the Company Partnership, Merger Sub I and Merger Sub II with respect to Common Units held by such Rollover Holders in the Company Partnership (the “Rollover Units”). Prior to the Closing, the Rollover Holders will use reasonable best efforts to cooperate with the Company Partnership in the execution of joinders to the Rollover Agreement by certain other holders of Common Units.

Immediately prior to the Closing, the Rollover Holders shall contribute, assign, transfer, convey and deliver their Rollover Units to Merger Sub II, free and clear of all Liens, and, in exchange therefor, Merger Sub II will issue to the Rollover Holders, equity interests in Merger Sub II.

In addition, the Rollover Holders have agreed not to take certain actions, including (i) directly or indirectly selling, pledging, hypothecating, granting an option with respect to, transferring or disposing of its Rollover Units (or any interest therein) to any Person other than Merger Sub II, subject to certain exceptions, (ii) depositing the Rollover Units in a voting trust or enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to the Rollover Units, or (iii) taking any other action with respect to any of the Rollover Units that would reasonably be expected to, in any way prevent, materially interfere with or materially impair the performance of each Rollover Holder’s obligations under the Rollover Agreement.

Item 1.02	Termination of A Material Definitive Agreement.

On February 23, 2026, the Company terminated its equity distribution agreement dated November 15, 2023, relating to the Company’s $100 million at-the-market equity offering (the “ATM Program”). Since November 15, 2023, an aggregate of 133,759 shares of Common Stock were sold under the ATM Program, and the Company has not sold any securities under the ATM Program since the quarter ended June 30, 2024. Also on February 23, 2026, the Company terminated its dividend reinvestment plan dated March 1, 1999 administered by Computershare, Inc. (the “DRIP”). Since February 1, 2023, an aggregate of 1,493 shares of the Company’s common stock were issued and sold under the DRIP.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2026, the Company and its wholly owned subsidiary Veris Residential UK Ltd. entered into (i) an amendment to the amended and restated executive employment agreement dated March 8, 2024 by and between the Company and Mahbod Nia, Chief Executive Officer (the “Nia Amendment”), and (ii) an amendment to the amended and restated executive employment agreement dated June 9, 2021 of Anna Malhari, Chief Operating Officer (the “Malhari Amendment”). Also on February 22, 2026, the Company entered into (i) an amendment to the executive employment agreement dated January 11, 2022 by and between the Company and Amanda Lombard, Chief Financial Officer (the “Lombard Amendment”), and (ii) an amendment to the executive employment agreement dated March 25, 2022 by and between the Company and Taryn Fielder, Executive Vice President, General Counsel and Corporate Secretary (the “Fielder Amendment,” and together with the Nia Amendment, the Malhari Amendment and the Lombard Amendment, the “Amendments”). Under the terms of each of the Amendments, upon a termination of employment resulting from death, Disability, by the executive for Good Reason or by the Company without Cause (as each such capitalized term is defined in the executive employment agreements), then in addition to other amounts payable pursuant to the executive employment agreements, each executive would be entitled to receive an amount equal to the average of the Annual Bonuses (as such term is defined in the executive employment agreements) paid to the executive during the three calendar years prior to the termination date, prorated for the number of days in the year of termination through the termination date, payable at the same time as the executive’s Annual Bonus for the year of termination would have been paid absent such termination.

The Amendments are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K. The foregoing description of the Amendments does not purport to be complete and is subject to, and is qualified in its entirety by the terms and conditions of the Amendments, and are incorporated by reference herein, and the foregoing description of the Amendments is qualified in its entirety by reference thereto.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Forum.

On February 22, 2026, in connection with the execution of the Merger Agreement, the Board adopted the First Amendment to the Fourth Amended and Restated Bylaws of the Company (the “Bylaw Amendment”). The Bylaw Amendment adds an exclusive forum provision providing that, unless a majority of the Board, acting on behalf of the Company, consents in writing to an alternative forum, the Circuit Court for Baltimore City, Maryland, Business and Technology Case Management Program (or, if the Circuit Court for Baltimore City, Maryland, Business and Technology Care Management Program, declines to accept or does not have jurisdiction, another state court within the State of Maryland (in the Business and Technology Case Management Program to the extent available in such other state court within the State of Maryland) or, if no state court located within the State of Maryland accepts or has jurisdiction, the U.S. District Court for the District of Maryland, Northern Division), to the fullest extent permitted by law, shall be the sole and exclusive forum for certain state corporate law or stockholder derivative actions, and that the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

A copy of the Bylaw Amendment is filed with this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference, and the foregoing description of the Bylaw Amendment is qualified in its entirety by reference thereto.

Item 8.01.	Other Events.

On February 23, 2026, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated February 23, 2026, by and among Veris Residential, Inc., Veris Residential, L.P., AC Residential Acquisition LP, AC Residential REIT LLC and AC Residential OP LP.

3.1	Amendment No. 1 to the Fourth Amended and Restated Bylaws of Veris Residential, Inc.

10.1	Amendment No. 1, dated February 22, 2026, to the Amended and Restated Executive Employment Agreement, dated March 8, 2024, by and between Veris Residential, Inc., Veris Residential UK Ltd. and Mahbod Nia.

10.2	Amendment No. 1, dated February 22, 2026, to the Amended and Restated Executive Employment Agreement, dated June 9, 2021, by and between Veris Residential, Inc., Veris Residential UK Ltd. and Annal Malhari.

10.3	Amendment No. 1, dated February 22, 2026, to the Executive Employment Agreement dated January 11, 2022, by and between Veris Residential, Inc. and Amanda Lombard.

10.4	Amendment No. 1, dated February 22, 2026, to the Executive Employment Agreement dated March 25, 2022, by and between Veris Residential, Inc. and Taryn Fielder.

99.1	Press Release, dated February 23, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Schedules have been omitted pursuant to Item 601(a)(5) and Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, for any schedules so furnished.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act. Such forward-looking statements relate to, without limitation, the proposed transaction, our future economic performance, plans and objectives for future operations, and projections of revenue and other financial items. Forward-looking statements can be identified by the use of words such as “may,” “will,” “assume,” “believe,” “contemplate,” “could,” “intend,” “predict,” “would,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology, although not all forward-looking statements contain these identifying words.

Forward-looking statements are inherently subject to certain risks, trends, changes in circumstances and uncertainties, many of which we cannot predict with accuracy and some of which we may not anticipate, including, but not limited to: (i) historical financial information may not be representative of future results; (ii) the completion of the proposed transaction on the anticipated terms and timing, or at all, including obtaining stockholder approval, and the satisfaction of other conditions to the completion of the proposed transaction as well as the failure to realize anticipated benefits of the proposed transaction; (iii) there may be significant transaction costs in connection with the proposed transaction and the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (iv) there may be liabilities that are not known, probable or estimable at this time or unexpected costs, charges or expenses; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction, including in circumstances requiring the Company to pay a termination fee; (vi) any effect of the announcement of the proposed transaction on the Company’s ability to operate its business and retain and hire key personnel and to maintain favorable business relationships; (vii) the proposed transaction may result in the diversion of management’s time and attention from ordinary course business operations to issues relating to the proposed transaction; (viii) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (ix) unfavorable outcome of legal proceedings related to the proposed transaction; (x) the risk that the Company’s share price may decline significantly if the proposed transaction is not consummated; (xi) legislative, regulatory and economic developments; (xii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreaks of war or hostilities or public health issues, as well as management’s response to any of the aforementioned factors; and (xiii) other risks and uncertainties detailed in periodic reports that the Company files with the SEC.

There can be no assurance that the proposed transaction will be completed, or if it is completed, that it will close within the anticipated time period. While the list of factors presented here is, and the list of factors presented in the proxy statement, in preliminary and definitive form, on Schedule 14A (the “Proxy Statement”) will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties and should be read in conjunction with the other forward-looking statements. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made and we undertake no obligation to update, and expressly disclaim any obligation to update, any forward-looking statements, or any other information in this communication, whether resulting from developments, circumstances or events that arise after the date the statements are made, new information, or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have expressed or implied by these forward-looking statements. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved as anticipated or that our results, estimates or assumptions will be correct. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements, many of which are beyond the Company’s control. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Additional Information and Where to Find It; No Offer or Solicitation;

In connection with the proposed Merger, the Company intends to file relevant materials with the SEC, including a Proxy Statement. This Current Report on Form 8-K is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO CAREFULLY READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED OR TO BE FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGERS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGERS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGERS AND THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF STOCKHOLDERS. All such documents, when filed, may be obtained free of charge at the SEC’s website (http://www.sec.gov). These documents, once available, and the Company’s other filings with the SEC also will be available free of charge on the Company’s website at https://investors.verisresidential.com/sec-filings.

This Current Report on Form 8-K is also not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from stockholders in connection with the proposed merger. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement on Schedule 14A for its 2025 annual meeting of stockholders, filed with the SEC on April 29, 2025 (the “2025 Definitive Proxy”), which is available here, and the Company’s Form 8-K, filed with the SEC on July 23, 2025, which is available here. Please refer to the sections captioned “Directors and Executive Officers,” “Compensation Discussion and Analysis,” “Executive Compensation” and “Potential Payments Upon Termination or Change of Control” in the 2025 Definitive Proxy for more information. To the extent that certain Company participants or their affiliates have acquired or disposed of security holdings since the “as of” date disclosed in the 2025 Definitive Proxy, such transactions have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 or amendments to beneficial ownership reports on Schedules 13D filed with the SEC, which are available at: https://www.sec.gov/cgi-bin/browse-edgar?CIK=0000924901&owner=exclude. Such filings, the 2025 Definitive Proxy and the aforementioned Form 8-K are available free of charge on the Company’s website at https://investors.verisresidential.com/sec-filings or through the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the proposed merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2026	VERIS RESIDENTIAL, INC.

	By:	/s/ Amanda Lombard
	Name:	Amanda Lombard
	Title:	Chief Financial Officer

Date: February 23, 2026	VERIS RESIDENTIAL, L.P.

	By:	Veris Residential, Inc.,
its general partner

	By:	/s/ Amanda Lombard
	Name :	Amanda Lombard
	Title:	Chief Financial Officer